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Exhibit 10.33

"UNITED STATIONERS SUPPLY CO." [logo]     A SUBSIDIARY OF UNITED STATIONERS INC.

August 29,2001

Ergin Uskup
1910 S. Ridge Road
Lake Forest, IL 80045

Dear Ergin,

     This sets forth the Agreement between you and United Stationers Supply Co. ("the Company") about your termination of employment on or before 8/31/02. This Agreement supersedes all prior employment agreements between the parties.

     After you sign and return this Agreement to me and after the termination of your employment, (the "Effective Date") the Company will pay you severance, in accordance with the terms of this Agreement, in the gross amount of 376,979.68 as a lump sum (less payroll taxes and authorized or required deductions) or installments on regular pay periods of the Company (again, less payroll taxes and authorized or required deductions). If you choose a lump sum payment, then you will be responsible for all payments under COBRA, as more fully explained to you in a separate letter on your COBRA rights and obligations. If you choose to receive installments on regular pay periods, the company will pay the difference between your employee contribution for healthcare insurance and COBRA premium for the period of your severance. You will be responsible for submitting your contribution as indicated in your COBRA correspondence. After your severance has been paid, you will be responsible for COBRA premiums for the balance, if any, of the eighteen (18) month COBRA period. Again, a separate letter to you will explain your COBRA rights and obligations. You should understand that either election, your employment and corresponding participation in any and all Company benefit programs ends on the date of your termination of employment as set forth in the first paragraph of this Agreement.

     In return for the Company's providing the severance payment described above and other valuable consideration, the parties agree as follows:

     A. CONFIDENTIALITY. You agree that, except with the Company's prior written consent, you will not use or disclose any "Confidential Information", which shall mean all information proprietary to the Company or any affiliate, which is not generally known to others, including but not limited to customer lists, financial packages with customers including pricing, discounts rebates and other terms and of sale and any other customer information of any kind, vendor pricing and contract information, business records, sales figures, advertising and marketing strategies and programs for both the Company and the Company's customers, and was disclosed to you or developed by you while employed with the Company. The Confidential Information in this Paragraph shall apply to items of Confidential Information for the lesser of three years or until the Information becomes generally known to the public other than by an unauthorized disclosure of the information by you. Nothing in this Paragraph shall prevent you from making disclosures that may be required by law.

     To the extent that any prospective employment requires me to disclose such Confidential Information. I agree to decline such employment.

     Prior to accepting employment with a customer of the Company, its parent or subsidiary, I agree to give notice to the CEO of United Stationers Inc. for the purpose of determining that my role with that future employer will not require disclosure or use of Confidential Information.

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          I UNDERSTAND THAT MY FAILURE TO PROVIDE SUCH NOTICE WILL CONSTITUTE A
MATERIAL BREACH OF THE SEPARATION AGREEMENT AND SUBJECT ME TO REPAYMENT OF ALL SEVERANCE AMOUNTS, INCLUDING THE FORFEITURE OF FUTURE PAYMENTS

     B. NON-SOLICITATION. You agree that you will not solicit employees of the Company or current or prospective customers of the Company for a period of one year from the date of this Agreement.

     C. NON-DISPARAGEMENT. You agree not to make disparaging or derogatory remarks regarding the Company or its officers, directors and employees. In the event the Company is requested to provide references for you, the Company will, consistent with the Company practice, confirm the dates of employment but make no statements as to your performance.

     D. NON-COMPETE. You agree not to work for a competitor of the Company, its patent or subsidiaries, without the express written consent of the Company, for a period of one year from the date of this Agreement or the length of time equal to your severance payments, whichever is longer. Competitors are defined as wholesalers of office products, including but not limited to wholesalers of traditional office products, computer consumable products, office furniture, janitorial and/or sanitation productions, audio/video and business machines (as those categories are defined by United Stationers), including but not limited to Daisytek or SP Richards.

     In order to promote uniformity and consistency in the Interpretation of this Agreement, this Agreement shall be governed and construed in accordance with the laws of the State of Illinois. If any provision is held to be overly broad, invalid or otherwise unenforceable by a court, you agree to allow the court to amend such provision(s) as the court deems necessary or appropriate to permit enforcement of this Agreement.

     Should it be necessary for either party to sue to enforce rights hereunder, the parties agree that the prevailing party shall be entitled to the expenses attendant to such litigation, including, attorney's fees.

     The parties acknowledge that this Agreement was entered into knowingly and voluntarily and constitutes the entire understanding between the Parties.

     Please consider all of the above very carefully, and contact me or KAREN SCHUETT if you have any questions or comments. If you agree with the terms of this Agreement, please sign below and return the Agreement to me. I have already signed this Agreement in the designated space below.

Sincerely,

/s/ Randall Larrimore
Randall Larrimore
President & Chief Executive Officer


I CHOOSE TO RECEIVE SEVERANCE                       Agreed to and signed;
COMPENSATION VIA THE FOLLOWING
METHOD                                              This __th day of _________

/x/  REGULAR PAY PERIODS                            Name (Print): Ergin Uskup
     OF THE COMPANY

or                                                  Signature: /s/ Ergin Uskup

/ / LUMP SUM